Exhibit 99.1

Press Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 450-6759

MIDWEST BANC HOLDINGS ALIGNS PUBLIC AND BANK BOARDS
New Appointments Reflect Strategy for Growth in Chicago Region

MELROSE PARK, IL—July 5, 2005—In a move designed to further the company’s growth strategy in the Chicago region, Midwest Banc Holdings, Inc. (Nasdaq: MBHI), today announced new appointments to its board of directors and to the board of its primary subsidiary, Midwest Bank and Trust Company.

The appointments of two holding company directors to the bank board and two bank directors to the holding company board create identical membership on the two boards. Previously, ten individuals served as members of both boards.

“The planned sale of our bank in western Illinois, shifts the focus of our company almost entirely to growth in the Chicago metropolitan area,” noted E.V. Silveri, chairman of the board of the holding company. “The alignment of intellectual capital and institutional knowledge that are resident on these boards will facilitate strategic oversight of the bank or the holding company.”

Noted economist Robert J. Genetski, PhD, president of Robert Genetski & Associates, Inc., and Reverend Monsignor Kenneth J. Velo, head of the Office of Catholic Collaboration at DePaul University and president of the Big Shoulders Fund, were named to one- and two-year terms, respectively, on the holding company board. Both have served on the Midwest Bank board since early 2004. Genetski, 62, has authored several texts on economics and has taught at the University of Chicago Graduate School of Business, New York University and Wheaton College. Dr. Genetski was formerly senior vice president and chief economist at Harris Bank. Msgr. Velo, 58, is also a director of the Children’s Memorial Hospital and Fenwick College Preparatory School. He is well known in Chicago as the former executive assistant to the late Joseph Cardinal Bernardin.

Veteran Chicago banking leader Homer J. Livingston, Jr., 69, and investor and former investment banker Barry I. Forrester, CFA, 43, both elected to the holding company board at the

2005 annual meeting of stockholders, were also named to the bank board. Livingston has more than 30 years of experience in the commercial and investment banking industries, including leadership roles at First National Bank of Chicago, LaSalle National Bank of Chicago and Algemene Bank of the Netherlands North American Operations. Forrester has 19 years of experience working with the banking industry as a private investor since 2004; an investment banker for over 14 years with William Blair & Company, L.L.C., ABN AMRO Incorporated, and EVEREN Securities, Inc. and its predecessors; and a financial analyst with Crowe Chizek and Company LLC.

Information on MBHI is available on the Internet at www.midwestbanc.com.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

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This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”